Exhibit 3.1


                             CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                          OF RIGGS NATIONAL CORPORATION


                                      * * * * * * * *

      RIGGS NATIONAL CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:
      FIRST: That at a meeting held on April 15, 1998, of the Shareholders of RIGGS NATIONAL CORPORATION (the "Corporation"), the following amendment to the Certificate of Incorporation of said corporation was presented to the
Shareholders:

      "NINTH: Each holder of the Common Stock of the Corporation shall have a preemptive right, to the extent permitted by law, to purchase or subscribe for any stock of any class of the Corporation, whether now or hereafter authorized, or to purchase or subscribe for any security or obligation convertible into or exchangeable for or evidencing the right to purchase stock of any class, which the Corporation may from time to time issue, unless in approving the issuance, or any transaction resulting in the issuance, of any stock of any class of the Corporation, or any securities or obligations convertible into or exchangeable for or evidencing the right to purchase stock of any class, the Board of Directors of the Corporation unanimously, with at least a majority of the Directors voting, votes to eliminate such preemptive rights. No holder of any other class of stock of the Corporation, including the Class B Common Stock and the Preferred Stock, shall have any preemptive rights."

      SECOND: That the Annual Meeting of Shareholders of said corporation was duly called and held, at which meeting the necessary number of shares as required by statute was voted in favor of the amendment.

      THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      FOURTH: That the foregoing amendment shall become effective at the time and on the day this Certificate of Amendment is filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said RIGGS NATIONAL CORPORATION has caused this certificate to be signed by Timothy C. Coughlin, its President, and attested by Mary B. LeMont, its Assistant Corporate Secretary, this 30th day of June, 1998.

                                          RIGGS NATIONAL CORPORATION

                                    By:
                                          Timothy C. Coughlin
                                          President


ATTEST:

By:
      Mary B. LeMont
      Assistant Corporate Secretary